Exhibit 99.1

American CareSource Secures $6 Million Line of Credit

Funding will facilitate Company’s continuing acquisition program

DALLAS, December 9, 2014 — American CareSource Holdings, Inc. (NASDAQ: ANCI), which, through its subsidiaries, operates urgent and primary care centers and a national network of ancillary healthcare providers, announced today that it has closed on a $6 million line of credit with a top-tier U.S. bank. The Company previously announced a $5 million line of credit with the same bank in July of this year. The Company intends to use a substantial portion of the new line to continue its acquisition of urgent and primary care centers.

The line of credit has a fluctuating rate of LIBOR plus 1.75% per annum, which is currently 1.91% and matures on June 1, 2016. The line is collateralized by substantially all the assets of the Company and its subsidiaries. Similar to the July line of credit, further credit enhancement was provided from personal guaranties given by a group of affiliated and unaffiliated individuals, making it possible for the Company to negotiate more favorable terms than otherwise would have been available. The Company granted warrants to the guarantors as part of the arrangement.

“The line of credit provides continuity for our acquisition strategy and we believe it to be the most advantageous source of funding for the Company and its shareholders at this time,” said Dr. Richard W. Turner, Chairman of the Board and Chief Executive Officer of the Company.

In early 2014, American CareSource announced its entry into the urgent and primary care market and has subsequently acquired eight sites in the states of Georgia, Florida and Alabama.

About American CareSource Holdings, Inc.

American CareSource Holdings is the owner and operator of a growing chain of urgent and primary care centers and an ancillary care network through its subsidiary, Ancillary Care Services ("ACS"). ACS provides ancillary healthcare services and offers cost-effective alternatives to physician and hospital-based services through its nationwide network of approximately 4,800 ancillary service providers and approximately 33,000 sites. These providers offer services in 32 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment.

Investor Relations Contact:

Matthew D. Thompson, CFO

mthompson@anci-care.commailto:mthompson@anci-care.com

(972) 308-6830

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